Item 7
 BlackRock (Netherlands) B.V.
 BlackRock Investment Management (Australia) Limited
 BlackRock Fund Advisors
 BlackRock Asset Management Ireland Limited
 BlackRock Institutional Trust Company, National Association



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.